Exhibit 10.4

August 23, 2016
Andrew J. Thomas
Chief Executive Officer
Craft Brew Alliance, Inc.
929 N. Russell St.
Portland, Oregon 97227

Re:
Amended and Restated Exchange and Recapitalization Agreement (the “Agreement”) dated as of May 1, 2011 between Anheuser-Busch, LLC, as successor in interest to Anheuser-Busch, Incorporated (“ABI”) and Craft Brew Alliance, Inc., formerly known as Craft Brewers Alliance, Inc. (“CBA”)

Dear Mr. Thomas:
In connection with the entrance by CBA and ABI or its Affiliates into that certain International Distribution Agreement on the date hereof, that certain Contract Brewing Agreement on the date hereof, and Amendment No. 3 on the date hereof to that certain Amended and Restated Master Distributor Agreement, dated as of May 1, 2011, the parties have agreed to amend the Agreement to modify certain terms thereof. In consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that, effective as of the date hereof, the Agreement will be amended as set forth below:
1.Section 2.1(i) of the Agreement is hereby amended and restated in its entirety as follows:
“DISTRIBUTION OF CBA PRODUCTS.
(i) Except as explicitly authorized by the CBA Distribution Agreement, CBA shall not distribute products in the Territory (as defined in the CBA Distribution Agreement) other than through ABI or other ABI wholesalers.
(ii) From and after the date on which a Revocation Notice is delivered by ABI to CBA pursuant to Section 2.1(i)(iii), if CBA desires to investigate the production, sale, distribution or licensing the production of any malt beverage product in any country outside the Territory, CBA shall notify ABI and shall provide ABI with all information reasonably requested by ABI in connection with such arrangement and shall otherwise comply with this Section 2.1(i)(ii). CBA shall give ABI a period of at least 90 days to make a proposal to CBA pursuant to which ABI would serve as a master distributor or brew the products in such country, and CBA shall not conduct negotiations or discussions with any other party during such 90-day period. Upon the end of such 90-day period, CBA shall be permitted to select any entity to brew or distribute the products of CBA in any such country, except that CBA shall not be permitted to select an ABI Competitor or any Affiliate thereof for such purpose. If ABI has made a proposal to brew or distribute the product of CBA in any country, CBA shall not select any other entity without the approval of the Board of Directors.
(iii) At any time following (A) a Change of Control Event (x) that occurs prior to August 23, 2019 or (y) that occurs following August 23, 2019 but definitive agreements for which were entered into by CBA prior to August 23, 2019 or (B) if ABI or one of its Affiliates shall have made a Qualifying Offer to CBA, the earliest of (1) such time as CBA has indicated to ABI that it is not willing to enter into an agreement with ABI or such Affiliate on the terms and conditions proposed in such Qualifying Offer, (2) the consummation of the transaction underlying such Qualifying Offer and (3) 120 days following the receipt by CBA of such Qualifying Offer, if the parties have not entered into definitive documentation with respect thereto, ABI shall have the right to deliver written notice to CBA (the “Revocation Notice”) of the reversion of this Section 2.1(i) to the terms hereof in effect prior to the amendment of this Agreement pursuant to Amendment No. 1, dated as of August 23, 2016; provided that, (I) ABI’s right to deliver a Revocation Notice pursuant to this clause (3) shall not be available to ABI if, during such 120-day period, ABI has not engaged, and CBA has engaged, in good faith and reasonable efforts to discuss and negotiate a definitive public company style transaction agreement with respect to such Qualifying Offer that satisfies the requirements of clauses (i) and (ii) of the definition thereof and (II) in the event of any good faith dispute between the parties as to whether (a) the Qualifying Offer made by ABI satisfies the requirements of clauses (i) and (ii) of the definition thereof or (b) ABI has engaged in good faith and reasonable efforts to discuss and negotiate a definitive agreement with respect to such Qualifying Offer, the right of ABI to deliver a Revocation Notice pursuant to this clause (3) shall not be available during the pendency of such dispute; provided, further, that if any such dispute is resolved in favor of ABI, within 30 days of the resolution thereof, CBA shall pay to ABI the amount of any outside counsel fees reasonably incurred by ABI in contesting such dispute, together with interest accrued on such amount at the U.S. Prime Rate per month from the date the Revocation Notice would have been delivered by ABI had ABI exercised its right to do so on the first date such right was available to ABI (without giving effect to any proviso in this Section 2.1(i)(iii)) (the “Original Revocation Date”), until the date such amount is paid in full to ABI; provided, further, that, if any such dispute is resolved in favor of CBA, within 30 days of the resolution thereof, ABI shall pay CBA the amount of any outside counsel fees reasonably incurred by CBA in contesting such dispute, together with interest accrued on such amount at the U.S. Prime Rate per month from the Original Revocation Date until the date such amount is paid in full to CBA.”
2.The following definitions are hereby added to Article I of the Agreement in appropriate alphabetical order:
“Change of Control Event” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), excluding for the avoidance of doubt, ABI and its Affiliates except pursuant to a Qualifying Offer, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, in one transaction or a series of related transactions (whether by merger, consolidation, business combination, acquisition, tender offer, exchange offer, amalgamation, equity investment, joint venture or otherwise), of 50% or more of the equity securities of CBA (or of the surviving entity in any merger, consolidation, share exchange or other business combination involving CBA or the resulting direct or indirect parent of CBA or such surviving entity) entitled to vote for members of the board of directors or equivalent governing body of CBA (or such surviving or parent entity) on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (ii) a change in the composition of the board of directors of CBA during any period of 12 consecutive months such that individuals who at the beginning of such period constituted the board of directors of CBA (together with any new directors whose election by the board of directors of CBA, or whose nomination for election by the shareholders of CBA, was approved by a vote of a majority of the directors of CBA then in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CBA then in office; or (iii) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act) in any manner (whether by disposition, lease, license, exchange or other transfer), in one transaction or a series of related transactions, of (A) 50% or more of the consolidated assets of CBA and its Subsidiaries (based on the fair market value thereof), including through the acquisition of one or more Subsidiaries of CBA owning such assets or (B) the Kona brand or any Intellectual Property Rights, the disposition of which (without giving effect to any license back to CBA or its Affiliates) would result in CBA no longer being able to produce, manufacture, brew or distribute any Kona brand products (or products associated with any Kona sub-brand or brand extension).
“Qualifying Offer” shall mean an offer or proposal made by ABI or one of its Affiliates for the acquisition in any manner, directly or indirectly, in one transaction or a series of related transactions, of all of the issued and outstanding shares of Common Stock, in each case (i) for an aggregate value of (A) from August 23, 2016 to August 23, 2017, not less than $22.00 per share of Common Stock, (B) from August 24, 2017 to August 23, 2018, not less than $23.25 per share of Common Stock and (C) from and after August 24, 2018, not less than $24.50 per share of Common Stock, in each case of clauses (A), (B) and (C), subject to adjustment for any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of the issued and outstanding shares of Common Stock, (ii) on otherwise customary terms and conditions for a transaction of the type proposed by ABI or such Affiliate; provided that, such customary terms and conditions shall in no event include any reverse termination fee payable by ABI or any of its Affiliates, and (iii) which ABI or its applicable Affiliate indicates in writing it is ready and willing to enter into definitive documentation with respect thereto on such terms.
“U.S. Prime Rate” shall mean the U.S. prime rate as in effect from time to time and published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the U.S. prime rate.
3.For all purposes of this amendment, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this amendment and defined in the Agreement shall have the meanings specified in the Agreement.
4.Except as specifically amended herein, all other provisions of the Agreement shall remain in full force and effect. Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.8 and 3.9 of the Agreement shall apply to this amendment mutatis mutandis.

[Signature Page Follows]

Please indicate your agreement to the foregoing by executing and returning this letter agreement.
Very truly yours,
ANHEUSER-BUSCH, LLC

By:	/s/ Thomas Larson	By:	/s/ Jeff Karrenbrock
Name:	Thomas Larson	Name:	Jeff Karrenbrock
Title:	Secretary	Title:	Vice President, Controller and Assistant Treasurer

Accepted and agreed as of the date first above written:

CRAFT BREW ALLIANCE, INC.

By:	/s/ Andrew J. Thomas
Name:	Andrew J. Thomas
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1]